U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 19, 2004

T-BAY HOLDINGS, INC.

 (Exact Name of registrant as specified in its Charter)

     Nevada                   33-37099S              91-1465664

State of Incorporation      Commission File No.     I.R.S. Employer

                                                       Identification No.

208 South Academy Ave., Ste. 130, Eagle, Idaho     83616

     (Address of principal executive offices)       (Zip Code)

Registrant’s telephone number: (208)342-8888

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01

Other Events

On November 16, 2004, our Board of Directors recommended our Company take the following future corporate actions:

1.

Enter into a business combination agreement with Shanghai Sunplus Communication Technology Co., Ltd. where we anticipate that Shanghai Sunplus would become a wholly owned subsidiary of our company.

2.

 Implement a reverse split of our issued and outstanding capital stock on a One for Twenty (1:20) basis, increase authorized common stock to 100,000,000, par value $0.001 per share, and authorize 10,000,000 shares of preferred capital stock, par value $0.001 per share.  Total proposed authorized capital will be 110,000,000 shares divided into two classes as set forth above. These actions will require shareholder approval.

We intend to file a Schedule 14C Information statement on these matters after receiving majority shareholder consent to these actions in lieu of a special shareholder meeting.  To date, we have not received any majority shareholder consents to our recommended actions.

We cannot predict the future date when we will change our corporate name, implement the change in capital or complete the business combination transaction. We intend to disclose the relevant dates in the future.

FORWARD-LOOKING STATEMENTS:

We have included forward-looking statements in this report. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "estimate", “intend”, "plan" or "continue" or the negative or other variations of these terms or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results and events may differ materially depending on a variety of factors. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, failure of majority shareholders’ consent to our proposed business combination proposal, regulatory requirements of governmental entities, timely preparation of financial statements of business that we propose to acquire, name availability, and other uncertainties which may affect our proposed business combination and reorganization plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2004

/s/ Li, Tianpei

By: Li, Tianpei

Title: President